Exhibit 99.1

Immunocore reports second quarter financial results and provides a business update

KIMMTRAK® (tebentafusp-tebn) net revenues of $75.3 million in 2Q 2024 driven by US growth

Registrational Phase 3 TEBE-AM trial with KIMMTRAK in previously treated cutaneous melanoma ongoing, following conversion of Phase 2/3 trial – expect to complete enrollment in 1H 2026

Registrational Phase 3 (PRISM-MEL-301) evaluating brenetafusp + nivolumab in first-line cutaneous melanoma started randomization

Presented Phase 1 data of brenetafusp in late-line cutaneous melanoma patients at ASCO 2024; late-line high-grade serous ovarian data to be presented at ESMO 2024

Conference call today, August 8, 2024 at 8:00 AM ET, 1:00 PM BST

(OXFORDSHIRE, England & CONSHOHOCKEN, Penn. & ROCKVILLE, Md., US, 08 August 2024) Immunocore Holdings plc (Nasdaq: IMCR) (“Immunocore” or the “Company”), a commercial-stage biotechnology company pioneering and delivering transformative immunomodulating medicines to radically improve outcomes for patients with cancer, infectious diseases and autoimmune diseases, today announced its financial results for the second quarter ended June 30, 2024 and provided a business update.

“Over the next 18 months, we will present multiple data read-outs including brenetafusp and the HIV MAD data, while progressing three Phase 3 trials, with registrational data expected in 2026, 2027 and 2028. We will also advance our new autoimmune and oncology clinical and pre-clinical programs,” said Bahija Jallal, Chief Executive Officer of Immunocore.

“In the first half of 2024, we expanded KIMMTRAK’s reach in the US community setting and globally with 9 new launches and 2 additional reimbursement agreements, in the context of a challenging market access environment in Europe,” said Ralph Torbay, Immunocore’s Chief Commercial Officer. “We are exploring the potential of KIMMTRAK to benefit more patients and deliver revenue growth beyond metastatic uveal melanoma with our two ongoing Phase 3 registrational trials in previously treated cutaneous melanoma and in adjuvant uveal melanoma.”

Second Quarter 2024 Highlights (including post-period)

KIMMTRAK
The Company’s lead product, KIMMTRAK, is approved in 38 countries and has been launched in 19 countries globally to date for HLA-A*02:01 positive patients with unresectable or metastatic uveal melanoma (mUM). KIMMTRAK continues to be the standard of care in most markets where it is launched. The Company sees three key growth areas for the KIMMTRAK opportunity, including: continued global expansion in mUM, as well as the potential expansion into 2L+ advanced cutaneous melanoma (CM) and adjuvant uveal melanoma.

Metastatic uveal melanoma

•
In Q2 2024, KIMMTRAK net product sales were $75 million and $146 million for the three and six months ended June 30, respectively, representing increases of 32% and 34% respectively, compared to the prior year periods.

•	US growth driven by increased penetration in community setting and duration of treatment.
•	As of July 1, 2024, KIMMTRAK is launched in 19 countries. Reimbursement agreements reached in Sweden and Poland with expected launches in second half of 2024.
•
Published data at ASCO 2024 demonstrating that KIMMTRAK-treated mUM patients with stable disease and any confirmed tumor reduction have similar clinical outcomes to patients with RECIST partial response.

•
New T cell fitness insights from the Phase 2 KIMMTRAK trial in previously treated uveal melanoma will be an oral presentation during the “Basic Science & Translational Research” proffered session at the 2024 ESMO Congress.

2L + Previously treated cutaneous melanoma

•	Converted Phase 2/3 TEBE-AM trial into registrational Phase 3 trial, which will continue three arms: KIMMTRAK monotherapy, KIMMTRAK in combination with pembrolizumab, and control.
•	Over 120 patients already randomized into the original Phase 2 portion will now be included in the Phase 3 trial, which we expect will accelerate time to final endpoint by up to 12 months.
•	Expect enrollment to be completed in the first half of 2026.

Adjuvant uveal (or ocular) melanoma

•	Randomization in the ATOM Phase 3 trial, led by the European Organisation for Research and Treatment of Cancer (EORTC), expected to start in the second half of 2024.

PRAME franchise
Brenetafusp (IMC-F106C) is the Company’s lead PRAME-A02 ImmTAC bispecific candidate.  Brenetafusp is being evaluated in combination with nivolumab, in a Phase 3 registrational trial (PRISM-MEL-301) in patients with first-line advanced cutaneous melanoma (CM) and in a Phase 1/2 clinical trial, as monotherapy and in combination, across multiple tumor types, including platinum resistant ovarian, non-small cell lung (NSCLC), and endometrial carcinoma.

PRISM-MEL-301 – First PRAME Phase 3 clinical trial with brenetafusp in first-line advanced or metastatic HLA-A*02:01 positive cutaneous melanoma

•	In 2Q, the Company randomized the first patient in PRISM-MEL-301.
•	Trial is evaluating brenetafusp + nivolumab versus a control arm of either nivolumab or nivolumab + relatlimab.

Phase 1/2 clinical trial of brenetafusp (PRAME-A02) in multiple solid tumors

•
Presented data at ASCO 2024 from the Phase 1/2 trial with brenetafusp in patients with late-line CM showing promising brenetafusp monotherapy disease control (partial response and stable disease), progression free survival (PFS), and circulating tumor DNA (ctDNA) molecular response. In PRAME positive patients, the disease control rate was 58% and median PFS was 4.2 months. Brenetafusp was well tolerated as monotherapy and in combination with anti-PD1.

•
Clinical data from monotherapy and chemotherapy combinations in heavily pre-treated platinum-resistant high grade serous ovarian cancer will be presented as a poster at ESMO 2024 (Phase 1 safety and efficacy of brenetafusp, a PRAME × CD3 ImmTAC T cell engager, in platinum resistant ovarian cancer (PROC), Poster 750P). The next step is to further evaluate brenetafusp in combination with non-platinum chemotherapies in platinum resistant disease and to test the combination with platinum chemotherapy and with bevacizumab in platinum sensitive disease.

•
The Company plans to present clinical data for brenetafusp in late-line non-small cell lung cancer (NSCLC) in the fourth quarter of 2024. The next step is to evaluate brenetafusp in combinations with docetaxel and with osimertinib in earlier-line NSCLC.

IMC-P115C (PRAME-A02 Half-Life Extended) & IMC-T119C (PRAME-A24)

•	Submitted Clinical Trial Application (CTA) for IMC-P115C in the second quarter of 2024, which is currently under review.
•	Remain on track for regulatory submission of Investigational New Drug (IND) or Clinical Trial Application (CTA) for IMC-T119C in the fourth quarter of 2024.

Additional Oncology Candidates

IMC-R117C (first PIWIL1-A02 targeted immunotherapy) for colorectal and other gastrointestinal cancers
The Company has leveraged its proprietary peptidomic database to validate a novel target, PIWIL1. PIWIL1 is a negative prognostic marker and is expressed across a range of tumors including colorectal, which is historically insensitive to immune checkpoints, as well as gastro-esophageal, and pancreatic cancer.

•	The CTA for IMC-R117C was accepted in April 2024 by the EMA, and the Phase 1 clinical trial is expected to start in the second half of 2024.

ImmTAV Candidates for a Functional Cure in Infectious Diseases
The Company’s bispecific TCR technology platform has potential to offer a new approach for the treatment of chronic infections and aims to eliminate evidence of remaining virus in circulation after the patient stops taking medication - known as a "functional cure". Two investigational candidates are in Phase 1 clinical trials for people living with human immunodeficiency virus (HIV) and people with chronic Hepatitis B infection (HBV).

Phase 1 trial of IMC-M113V (Gag-A02) for people living with HIV

•
The objective of the clinical trial is to identify a safe and tolerable dose and evaluate whether IMC-M113V could lead to reduction in the viral reservoir and, after stopping antiretroviral therapies (ART) and IMC-M113V, delay or prevent HIV rebound.

•
Historically, viral rebound occurs rapidly after ART interruption at a median of 2 weeks, and approximately 98% of people will have >200 viral copies/ml (the threshold for transmission) by week 8 (Feher C et. al, 2019).

•	In the MAD portion, the Company has enrolled 3 cohorts with 5 people living with HIV (PLWH) per cohort. The highest tested dose is 300 mcg.
•
A biologically active dose has been reached and the Company plans to enroll more (PLWH) to characterize anti-viral activity and to explore higher doses. This will move the planned data release from fourth quarter of 2024 into first quarter of 2025.

Phase 1 trial of IMC-I109V (Envelope-A02) for people living with HBV or HBV-positive hepatocellular carcinoma

•	Patient enrollment continues into the single ascending dose portion of the clinical trial.

Tissue-specific Down Modulation of the Immune System for Autoimmune Diseases
The Company is expanding its platform into autoimmune diseases with two new, first-in-class bispecific candidates recently entering its pipeline. The key differentiator of the Company’s ImmTAAI (Immune Modulating Monoclonal TCRs Against AutoImmune disease) platform is tissue-specific down modulation of the immune system whereby, when tethered to the tissue of interest, the new candidates suppress pathogenic T cells via PD1 receptor agonism.

IMC-S118AI (pre-pro insulin A02 x PD1), intended for disease-modifying treatment in type 1 diabetes

•	IMC-S118AI recognizes a peptide from pre-proinsulin presented by HLA-A02 on beta cells, coupled with a PD1 agonist effector arm.
•	IMC-S118AI is advancing towards GMP manufacturing in 2024.

Undisclosed non-HLA restricted (universal) candidate for inflammatory dermatological diseases

•	The candidate is an antigen presenting cell (APC) tethered ImmTAAI and is not HLA restricted (i.e. universal for all populations).

ESMO Congress 2024 - Presentation and poster details

Title: Phase 1 safety and efficacy of brenetafusp, a PRAME × CD3 ImmTAC T cell engager, in platinum resistant ovarian cancer (PROC) (Poster 750P)
Presenting author: Claire F. Friedman
Session: Poster Session – Gynaecological cancers, Saturday 14 September 2024; 09:00 a.m. - 5:00 p.m. CEST / 04:00 a.m. - 12:00 p.m. ET

Title: Chemotherapy and hypomethylating agents enhance anti-tumor activity of PRAME ImmTAC
Presenting author: Adel Benlahrech
Session: Poster Session – Investigational immunotherapy, Saturday 14 September 2024; 09:00 a.m. - 5:00 p.m. CEST / 04:00 a.m. - 12:00 p.m. ET (Poster 1021P)

Title: Association of a blood T cell fitness gene signature with clinical benefit from ImmTAC bispecific T cell engagers (Oral 66O)
Presenting author: Joseph Sacco
Session: Proffered paper session 2 – Basic Science and Translational Research, Monday 16 September 2024; 02:45-04:15 p.m. CEST / 09:45-11:15 a.m. ET

Financial Results
For the second quarter ended June 30, 2024, the Company generated net product sales of $75.3 million compared to $56.9 million for the same period in 2023. This increase was due to revenue from KIMMTRAK, of which $55.6 million was in the United States, $15.4 million (net of an increase in estimated reserves related to prior periods of $6.7 million) in Europe, and $4.3 million in international regions. The increase in net product sales was due primarily to increased volume in the United States and global country expansion, as the Company continued its commercialization efforts.

For the second quarter ended June 30, 2024, research and development (R&D) expenses were $51.1 million, compared to $38.2 million for the same period in 2023. This increase was primarily driven by expenses incurred for the PRAME programs, including the initiation of the Company’s Phase 3 clinical trial.

For the quarter ended June 30, 2024, SG&A expenses were $38.6 million, compared to $35.0 million for the same period in 2023. This increase was primarily related to additional employees engaged in business support functions, including medical and regulatory activities, to support our growing pipeline and commercial activities.

Basic and diluted loss per share was $0.23 for the quarter ended June 30, 2024, as compared to a basic and diluted loss per share of $0.35 for the same period in 2023. Net loss for the quarter ended June 30, 2024 was $11.6 million, as compared to $17.0 million for the same period in 2023.

Cash, cash equivalents, and marketable securities at June 30, 2024 were $859.6 million. The Company plans to use $50 million to repay its existing loan by the end of 2024, and also expects to pay approximately $40 million in sales-related rebate accruals in the second half of 2024.

About ImmTAC® molecules for cancer

Immunocore’s proprietary T cell receptor (TCR) technology generates a novel class of bispecific biologics called ImmTAC (Immune mobilizing monoclonal TCRs Against Cancer) molecules that are designed to redirect the immune system to recognize and kill cancerous cells. ImmTAC molecules are soluble TCRs engineered to recognize intracellular cancer antigens with ultra-high affinity and selectively kill these cancer cells via an anti-CD3 immune-activating effector function. Based on the demonstrated mechanism of T cell infiltration into human tumors, the ImmTAC mechanism of action holds the potential to treat hematologic and solid tumors, regardless of mutational burden or immune infiltration, including immune “cold” low mutation rate tumors.

About ImmTAV® molecules and infectious diseases

ImmTAV (Immune mobilizing monoclonal TCRs Against Virus) molecules are novel bispecifics that are designed to enable the immune system to recognize and eliminate virally infected cells. Immunocore is advancing clinical candidates to achieve functional cure for patients with HIV and hepatitis B virus (HBV). The Company aims to achieve sustained control of HIV after patients stop anti-retroviral therapy (ART), without the risk of virological relapse or onward transmission. This is known as ‘functional cure’. For the treatment of HBV, the Company aims to achieve sustained loss of circulating viral antigens and markers of viral replication after stopping medication for people living with chronic HBV.

About ImmTAAITM molecules and autoimmune diseases

ImmTAAI (Immune mobilizing monoclonal TCRs Against AutoImmune disease) molecules are novel bispecifics that are designed for tissue-specific down modulation of the immune system. When tethered to the tissue of interest, ImmTAAI candidates suppress pathogenic T cells via PD1 receptor agonism. The Company is currently advancing two candidates for autoimmune diseases, including type 1 diabetes and inflammatory dermatological diseases.

About PRISM-MEL-301 (NCT06112314) – Phase 3 trial with brenetafusp (IMC-F106C, PRAME-A02) in 1L advanced cutaneous melanoma

The Phase 3 registrational trial is randomizing HLA-A*02:01-positive patients with previously untreated advanced melanoma to brenetafusp + nivolumab versus nivolumab or nivolumab + relatlimab, depending on the country where the patient is enrolled. The trial will initially randomize to three arms: two brenetafusp dose regimens (40 mcg and 160 mcg) and a control arm. One of the two brenetafusp dose regimens will be discontinued after an initial review of the first 60 patients randomized to the two experimental arms (90 patients randomized total). The primary endpoint of the trial is progression free survival (PFS) by blinded independent central review (BICR), with secondary endpoints of overall survival (OS) and overall response rate (ORR).

About the IMC-F106C-101 Phase 1/2 trial

IMC-F106C-101 is a first-in-human, Phase 1/2 dose escalation trial in patients with multiple solid tumors, including non-small cell lung cancer (NSCLC), small-cell lung cancer (SCLC), endometrial, ovarian, cutaneous melanoma, and breast cancers. The Phase 1 dose escalation trial was designed to determine the maximum tolerated dose (MTD), as well as to evaluate the safety, preliminary anti-tumor activity and pharmacokinetics of IMC-F106C (brenetafusp), a bispecific protein built on Immunocore’s ImmTAC technology, and the Company’s first molecule to target the PRAME antigen. The Company is enrolling patients into three expansion arms in NSCLC, as well as ovarian and endometrial carcinomas. The IMC-F106C-101 trial is adaptive and includes the option for Phase 2 expansion, allowing for approximately 100 patients treated per tumor type in the Phase 1 and 2 expansion arms. Dose escalation continues in additional solid tumors as well as plans for combination arms with standards-of-care, including checkpoint inhibitors, chemotherapy, and tebentafusp.

About TEBE-AM – Phase 3 registrational trial with tebentafusp in previously treated advanced cutaneous melanoma

The trial is randomizing patients with second-line or later advanced cutaneous melanoma who have progressed on an anti-PD1, received prior ipilimumab and, if applicable, received a BRAF kinase inhibitor. Patients are randomized to one of three arms, including tebentafusp – as monotherapy or in combination with an anti-PD1 – or a control arm. The primary endpoint is overall survival.

About the ATOM Phase 3 trial

The EORTC-led Phase 3 clinical trial will include sites in 10 EU countries and the United States and will randomize HLA-A*02:01-positive patients with high-risk primary uveal melanoma after definitive treatment, by surgery or radiotherapy, and no evidence of metastatic disease on imaging. The trial is expected to enroll a total of 290 patients who will be randomized 1:1 to one of two arms: tebentafusp as monotherapy or observation. The primary endpoint of the trial is relapse-free survival (RFS), with secondary objectives of overall survival and safety and tolerability of tebentafusp. Exploratory objectives include comparison of health-related quality of life between the treatment arms and evaluation of the role of circulating tumor DNA (ctDNA) as a biomarker for the presence of residual disease.

About Uveal Melanoma

Uveal melanoma is a rare and aggressive form of melanoma affecting the eye. Although it is the most common primary intraocular malignancy in adults, the diagnosis is rare, and up to 50% of people with uveal melanoma will eventually develop metastatic disease. Unresectable or metastatic uveal melanoma typically has a poor prognosis and had no approved treatment until KIMMTRAK.

About Cutaneous Melanoma

Cutaneous melanoma (CM) is the most common form of melanoma. It is the most aggressive skin carcinoma and is associated with the vast majority of skin cancer-related mortality. The majority of patients with CM are diagnosed before metastasis but survival remains poor for the large proportion of patients with metastatic disease. Despite recent progress in advanced melanoma therapy, there is still an unmet need for new therapies that improve first-line response rates and duration of response as well as for patients who are refractory to first-line treatments.

About KIMMTRAK®

KIMMTRAK is a novel bispecific protein comprised of a soluble T cell receptor fused to an anti-CD3 immune-effector function. KIMMTRAK specifically targets gp100, a lineage antigen expressed in melanocytes and melanoma. This is the first molecule developed using Immunocore’s ImmTAC technology platform, designed to redirect and activate T cells to recognize and kill tumor cells. KIMMTRAK has been approved for the treatment of HLA-A*02:01-positive adult patients with unresectable or metastatic uveal melanoma in the United States, European Union, Canada, Australia, and the United Kingdom.

IMPORTANT SAFETY INFORMATION

Cytokine Release Syndrome (CRS), which may be serious or life-threatening, occurred in patients receiving KIMMTRAK. Monitor for at least 16 hours following first three infusions and then as clinically indicated. Manifestations of CRS may include fever, hypotension, hypoxia, chills, nausea, vomiting, rash, elevated transaminases, fatigue, and headache. CRS occurred in 89% of patients who received KIMMTRAK, with 0.8% being grade 3 or 4. Ensure immediate access to medications and resuscitative equipment to manage CRS. Ensure patients are euvolemic prior to initiating the infusions. Closely monitor patients for signs or symptoms of CRS following infusions of KIMMTRAK. Monitor fluid status, vital signs, and oxygenation level and provide appropriate therapy. Withhold or discontinue KIMMTRAK depending on persistence and severity of CRS.

Skin Reactions

Skin reactions, including rash, pruritus, and cutaneous edema occurred in 91% of patients treated with KIMMTRAK. Monitor patients for skin reactions. If skin reactions occur, treat with antihistamine and topical or systemic steroids based on persistence and severity of symptoms. Withhold or permanently discontinue KIMMTRAK depending on the severity of skin reactions.

Elevated Liver Enzymes

Elevations in liver enzymes occurred in 65% of patients treated with KIMMTRAK. Monitor alanine aminotransferase (ALT), aspartate aminotransferase (AST), and total blood bilirubin prior to the start of and during treatment with KIMMTRAK. Withhold KIMMTRAK according to severity.

Embryo-Fetal Toxicity

KIMMTRAK may cause fetal harm. Advise pregnant patients of potential risk to the fetus and patients of reproductive potential to use effective contraception during treatment with KIMMTRAK and 1 week after the last dose.

The most common adverse reactions (≥30%) in patients who received KIMMTRAK were cytokine release syndrome, rash, pyrexia, pruritus, fatigue, nausea, chills, abdominal pain, edema, hypotension, dry skin, headache, and vomiting. The most common (≥50%) laboratory abnormalities were decreased lymphocyte count, increased creatinine, increased glucose, increased AST, increased ALT, decreased hemoglobin, and decreased phosphate.

For more information, please see full Summary of Product Characteristics (SmPC) or full U.S. Prescribing Information (including BOXED WARNING for CRS).

About KIMMTRAKConnect

Immunocore is committed to helping patients who need KIMMTRAK obtain access via our KIMMTRAKConnect program. The program provides services with dedicated nurse case managers who provide personalized support, including educational resources, financial assistance, and site of care coordination. To learn more, visit KIMMTRAKConnect.com or call 844-775-2273.

About Immunocore

Immunocore is a commercial-stage biotechnology company pioneering the development of a novel class of TCR bispecific immunotherapies called ImmTAX – Immune mobilizing monoclonal TCRs Against X disease – designed to treat a broad range of diseases, including cancer, autoimmune diseases and infectious diseases. Leveraging its proprietary, flexible, off-the-shelf ImmTAX platform, Immunocore is developing a deep pipeline in multiple therapeutic areas, including nine active clinical and pre-clinical programs in oncology, infectious diseases, and autoimmune diseases. The Company’s most advanced oncology TCR therapeutic, KIMMTRAK, has been approved for the treatment of HLA-A*02:01-positive adult patients with unresectable or metastatic uveal melanoma in the United States, European Union, Canada, Australia, and the United Kingdom.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “may”, “will”, “believe”, “expect”, “plan”, “anticipate” and similar expressions (as well as other words or expressions referencing future events or circumstances) are intended to identify forward-looking statements. All statements, other than statements of historical facts, included in this press release are forward-looking statements. These statements include, but are not limited to, statements regarding the commercial performance of KIMMTRAK; the potential benefits and advantages that KIMMTRAK will provide for patients, including its potential for expansion into other indications such as cutaneous and adjuvant uveal melanoma; expectations regarding the design, progress, timing, enrollment, randomization, scope, expansion, funding, and results of the Company’s existing and planned clinical trials; the timing and sufficiency of clinical trial outcomes to support potential approval of any of the Company’s product candidates or those of, or combined with, its collaboration partners; the Company’s goals to develop and commercialize product candidates based on its KIMMTRAK platform alone or with collaboration partners; the expected submission of investigational new drug applications or clinical trial applications; the potential regulatory approval, expected clinical benefits and availability of the Company’s product candidates; and the use of the Company’s cash, cash equivalents and marketable securities. Any forward-looking statements are based on management’s current expectations and beliefs of future events and are subject to a number of risks and uncertainties that could cause actual events or results to differ materially and adversely from those set forth in or implied by such forward-looking statements, many of which are beyond the Company’s control. These risks and uncertainties include, but are not limited to, the impact of worsening macroeconomic conditions on the Company’s business, financial position, strategy and anticipated milestones, including Immunocore’s ability to conduct ongoing and planned clinical trials; Immunocore’s ability to obtain a clinical supply of current or future product candidates or commercial supply of KIMMTRAK or any future approved products; Immunocore’s ability to obtain and maintain regulatory approval of its product candidates, including KIMMTRAK; Immunocore’s ability and plans in continuing to establish and expand a commercial infrastructure and to successfully launch, market and sell KIMMTRAK and any future approved products; Immunocore’s ability to successfully expand the approved indications for KIMMTRAK or obtain marketing approval for KIMMTRAK in additional geographies in the future; the delay of any current or planned clinical trials, whether due to patient enrollment delays or otherwise; Immunocore’s ability to successfully demonstrate the safety and efficacy of its product candidates and gain approval of its product candidates on a timely basis, if at all; competition with respect to market opportunities; unexpected safety or efficacy data observed during preclinical studies or clinical trials; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials or future regulatory approval; Immunocore’s need for and ability to obtain additional funding, on favorable terms or at all, including as a result of worsening macroeconomic conditions, including changes in inflation and interest rates and unfavorable general market conditions, and the impacts thereon of the war in Ukraine, the conflict between Hamas and Israel, and global geopolitical tension; Immunocore’s ability to obtain, maintain and enforce intellectual property protection for KIMMTRAK or any of its product candidates it or its collaborators are developing; and the success of Immunocore’s current and future collaborations, partnerships or licensing arrangements. These and other risks and uncertainties are described in greater detail in the section titled "Risk Factors" in Immunocore’s filings with the Securities and Exchange Commission, including Immunocore’s most recent Annual Report on Form 10-K for the year ended December 31, 2023 filed with the Securities and Exchange Commission on February 28, 2024, as well as discussions of potential risks, uncertainties, and other important factors in the Company’s subsequent filings with the SEC. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information, except as required by law.

Contact Information

Immunocore
Sébastien Desprez, Head of Communications
T: +44 (0) 7458030732
E: sebastien.desprez@immunocore.com
Follow on Twitter: @Immunocore

Investor Relations
Clayton Robertson, Head of Investor Relations
T: +1 (215) 384-4781
E: ir@immunocore.com

Immunocore Holdings plc
Condensed Consolidated Statement of Operations
Comparison of the Quarters and Year to Date Ended June 30, 2024 and 2023
(In thousands, except share and per share data)
(Unaudited)

	Quarter Ended		Year to Date
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Product revenue, net	$75,347	$56,932	$145,689	$108,513
Collaboration revenue	53	2,825	213	5,903
Total revenue	75,400	59,757	145,902	114,416
Cost of product revenue	(1,707)	(346)	(1,953)	(562)
Research and development expense	(51,072)	(38,158)	(108,531)	(74,730)
Selling, general, & administrative expense	(38,638)	(35,010)	(77,925)	(67,577)
Loss from operations	(16,017)	(13,757)	(42,507)	(28,453)
Interest income	6,239	4,278	14,485	7,406
Interest expense	(4,277)	(1,274)	(7,516)	(2,524)
Foreign currency loss	(508)	(5,880)	(2,914)	(11,893)
Other income (expense), net	4,433	(190)	4,243	(515)
Net loss before income taxes	(10,130)	(16,823)	(34,209)	(35,979)
Income tax expense	(1,486)	(191)	(1,843)	(484)
Net loss	$(11,616)	$(17,014)	$(36,052)	$(36,463)

Basic and diluted net loss per share	$(0.23)	$(0.35)	$(0.72)	$(0.75)

Basic and diluted weighted average number of shares	50,014,086	48,694,047	49,944,767	48,440,318

Immunocore Holdings plc
Condensed Consolidated Balance Sheets
As of June 30, 2024
(In thousands)
(Unaudited)

	Jun '24	Dec '23
ASSETS
Current assets
Cash and cash equivalents	$504,985	$442,626
Marketable securities	354,612	-
Accounts receivable, net	60,245	52,093
Prepaid expenses and other current assets	33,555	29,600
Inventory, net	3,462	4,501
Total current assets	956,859	528,820
Property and equipment, net	7,684	9,215
Operating lease right of use assets, net	32,435	33,520
Deferred tax assets, net	10,111	10,973
Other non-current assets	16,276	14,473
Total assets	$1,023,365	$597,001

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$19,947	$17,798
Accrued expenses and other current liabilities	163,762	119,835
Operating lease liabilities, current	1,387	1,388
Total current liabilities	185,096	139,021
Accrued expenses, non-current	2,089	978
Deferred revenue, non-current	5,477	5,515
Operating lease liabilities, non-current	33,445	34,633
Interest-bearing loans and borrowings	438,121	48,011
Total liabilities	664,228	228,158

Shareholders' equity
Ordinary shares	135	134
Deferred shares	1	1
Additional paid-in capital	1,174,147	1,149,643
Accumulated deficit	(780,726)	(744,674)
Accumulated other comprehensive loss	(34,420)	(36,261)
Total shareholders' equity	359,137	368,843
Total liabilities and shareholders' equity	$1,023,365	$597,001

Immunocore Holdings plc
Summary Condensed Consolidated Statements of Cash Flows
For the Year to Date Period Ended June 30,
(In thousands)
(Unaudited)

	June '24	June '23

Cash and cash equivalents at beginning of period	$442,626	$402,472
Net cash provided by operating activities	18,885	10,584
Net cash used in investing activities	(350,761)	(4,396)
Net cash provided by financing activities	395,194	17,716
Net foreign exchange difference on cash held	(959)	5,619
Cash and cash equivalents at end of period	$504,985	$431,995

Page 14 of 14